Filed Pursuant to Rule 433

Registration No. 333-202524

October 22, 2015

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Digital Dual Directional Barrier Notes

Linked to the iShares® U.S. Real Estate ETF

▶	Digital Dual Directional Barrier Notes Linked to the iShares® U.S. Real Estate ETF

▶	Minimum upside return of 17.00% (to be determined on the pricing date) if the Final Price of the reference asset is greater than or equal to the Barrier Price

▶	Maturity of approximately 3.5 years

▶	If the reference asset increases by more than the minimum upside return, the notes will provide a one-for-one return based on the percentage increase of the reference asset, with no cap

▶	Full exposure to declines in the reference asset if the return is less than -20%

▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Digital Dual Directional Barrier Note (each a “note” and collectively the “notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the notes. HSBC Securities (USA) Inc. will purchase the notes from us for distribution to other registered broker-dealers or will offer the notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

The Estimated Initial Value of the notes on the Pricing Date is expected to be between $920 and $980 per note, which will be less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% per $1,000 Principal Amount of notes in connection with the distribution of the notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Digital Dual Directional Barrier Notes

Linked to the iShares® U.S. Real Estate ETF

Indicative Terms*

Principal Amount	$1,000 per note
Reference Asset	iShares® U.S. Real Estate ETF (“IYR”)
Minimum Upside Return	At least 17.00% (to be determined on the Pricing Date)
Barrier Price	-20%
Payment at Maturity per Note

If the Reference Return is greater than or equal to the Barrier Price, you will receive the greater of:

a) $1,000 + ($1,000 × Reference Return); and

b) $1,000 + ($1,000 × Minimum Upside Return).

If the Reference Return is less than the Barrier Price:

$1,000 + ($1,000 × Reference Return).

If the Reference Return is less than the Barrier Price, you will lose some or all of your investment.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-4
Pricing Date	October [ ], 2015
Trade Date	October [ ], 2015
Original Issue Date	November [ ], 2015
Final Valuation Date†	May [ ], 2019
Maturity Date†	May [ ], 2019
CUSIP/ISIN	40433UBX3 / US40433UBX37

* As more fully described on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

The Notes

These Digital Dual Directional Barrier Notes may be suitable for investors who believe that the Reference Asset will appreciate over the term of the notes. So long as the Reference Return is below the Minimum Upside Return and above the Barrier Price at maturity, the notes will outperform the Reference Return.

If the Reference Return is greater than or equal to the Barrier Price, you will realize at least the Minimum Upside Return at maturity (subject to the credit risk of HSBC). If the Reference Return exceeds the Minimum Upside Return, the notes will provide a one-for-one return based on the percentage increase of the Reference Asset. If the Reference Asset declines by more than 20%, you will lose 1% of your investment for every 1% decline in the Reference Asset.

The offering period for the notes is through October [ ], 2015

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the notes reflecting a hypothetical Minimum Upside Return of 17.00%. The actual Minimum Upside Return will be determined on the Pricing Date and will not be less than 17.00%.

Information about the Reference Asset

The iShares® U.S. Real Estate ETF
The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index and is designed to provide a broad measure of the performance of the real estate sector of the U.S. securities market.

The graph above illustrates the daily performance of the Reference Asset through October 21, 2015. The closing prices in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Information Relating to the Reference Asset” on page FWP-13 and in the accompanying ETF Underlying Supplement. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Digital Dual Directional Barrier Notes Linked to the iShares® U.S. Real Estate ETF

This free writing prospectus relates to a single offering of Digital Dual Directional Barrier Notes. The notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the notes and, if the Reference Return is less than -20%, lose up to 100% of your principal.

This free writing prospectus relates to an offering of notes linked to the performance of the iShares® U.S. Real Estate ETF (the “Reference Asset”). The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per note
Reference Asset:	iShares® U.S. Real Estate ETF (“IYR”)
Trade Date:	October [ ], 2015
Pricing Date:	October [ ], 2015
Original Issue Date:	November [ ], 2015
Final Valuation Date:	May [ ], 2019, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be May [ ], 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Minimum Upside Return:	At least 17.00% (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each note, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, equal to the greater of:

(a) $1,000 + ($1,000 × Reference Return); and

(b) $1,000 + ($1,000 × Minimum Upside Return).

If the Reference Return is less than the Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. If the Reference Return is less than the Barrier Price, you will lose some or all of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Barrier Price:	-20%
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the price displayed on the Bloomberg Professional® service page “IYR UP <EQUITY>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

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Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40433UBX3 / US40433UBX37
Estimated Initial Value:	The Estimated Initial Value of the notes will be less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the notes in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

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GENERAL

This free writing prospectus relates to an offering of notes linked to the Reference Asset. The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015, and the ETF Underlying Supplement dated March 5, 2015. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to the Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, equal to the greater of:

(a) $1,000 + ($1,000 × Reference Return); and

(b) $1,000 + ($1,000 × Minimum Upside Return).

If the Reference Return is less than the Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. You should be aware that if the Reference Return is less than the Barrier Price, you will lose some or all of your investment.

Interest

The notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Issuer

S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference issuer.

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INVESTOR SUITABILITY

The notes may be suitable for you if:	The notes may not be suitable for you if:

▶   You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the notes or will not decrease by more than the Barrier Price.

▶   You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -20%.

▶   You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are willing to forgo dividends or other distributions paid to holders of the Reference Asset or on the stocks included in the Underlying Index.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the notes to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

▶   You believe the Reference Return will decrease by more than the Barrier Price or that the Minimum Upside Return or the Reference Return will not provide you with your desired return.

▶   You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -20%.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid to holders of the Reference Asset on the stocks included in the Underlying Index.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the notes to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the notes is not equivalent to investing directly in the Reference Asset or in any of the stocks included in the Underlying Index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the notes may result in a loss.

You will be fully exposed to the decline in the Final Price from the Initial Price if the Reference Return is beyond the Barrier Price of -20%. Accordingly, if the Reference Return is less than -20%, your Payment at Maturity will be less than the Principal Amount of your notes. You may lose up to 100% of your investment at maturity if the Reference Return is less than the Barrier Price.

The amount payable on the notes is not linked to the price of the Reference Asset at any time other than the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer or S&P Dow Jones Indices LLC (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the securities.

The performance and market value of the Reference Asset during periods of market volatility may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset.

During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index as well as the net

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asset value per share of the Reference Asset, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

Owning the securities is not the same as owning the Reference Asset or the stocks included in the Underlying Index.

The return on your securities may not reflect the return you would realize if you actually owned the Reference Asset or stocks included in the Underlying Index. As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset or the stocks included in the Underlying Index would have.

The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the notes.

The Estimated Initial Value of the notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We will determine the value of the embedded derivatives in the notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you

If we were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 14 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

The notes lack liquidity.

The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes.

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Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Securities linked to the IYR are subject to risks associated with an investment in a concentrated industry.

The securities held by the IYR are issued by companies that are in the real estate industry. Therefore, an investment in the notes may carry risks similar to a concentrated securities investment in a single industry. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting this industry than an investment linked to a more broadly diversified group of issuers.

Securities linked to the IYR are subject to risks associated with the real estate industry.

Most of the securities, if not all, held by the IYR are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the prices of securities held by the IYR and, consequently, may adversely affect the price of the IYR and the value of the notes.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the actual Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Note” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your notes are held to maturity. You should consider carefully whether the notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Price:	75.00

▶	Barrier Price:	-20%

▶	Hypothetical Minimum Upside Return:	17.00% (The actual Minimum Upside Return will be determined on the Pricing Date and will not be less than 17.00%).

The actual Initial Price will be determined on the Pricing Date.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Note
150.00	100.00%	$2,000.00	100.00%
135.00	80.00%	$1,800.00	80.00%
120.00	60.00%	$1,600.00	60.00%
105.00	40.00%	$1,400.00	40.00%
97.50	30.00%	$1,300.00	30.00%
90.00	20.00%	$1,200.00	20.00%
87.75	17.00%	$1,170.00	17.00%
86.25	15.00%	$1,170.00	17.00%
82.50	10.00%	$1,170.00	17.00%
78.75	5.00%	$1,170.00	17.00%
76.50	2.00%	$1,170.00	17.00%
75.75	1.00%	$1,170.00	17.00%
75.00	0.00%	$1,170.00	17.00%
74.25	-1.00%	$1,170.00	17.00%
73.50	-2.00%	$1,170.00	17.00%
71.25	-5.00%	$1,170.00	17.00%
67.50	-10.00%	$1,170.00	17.00%
63.75	-15.00%	$1,170.00	17.00%
60.00	-20.00%	$1,170.00	17.00%
52.50	-30.00%	$700.00	-30.00%
45.00	-40.00%	$600.00	-40.00%
30.00	-60.00%	$400.00	-60.00%
15.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The price of the Reference Asset increases from the Initial Price of 75.00 to a Final Price of 78.75.

Reference Return:	5.00%
Final Settlement Value:	$1,170.00

Because the Reference Return is positive, and such Reference Return is less than the hypothetical Minimum Upside Return, the investor receives the Minimum Upside Return, and the Final Settlement Value would be $1,170.00 per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Minimum Upside Return)

= $1,000 + ($1,000 × 17.00%)

= $1,170.00

Example 1 shows that you will benefit from the Minimum Upside Return at maturity when the Reference Return is positive but less than the Minimum Upside Return.

Example 2: The price of the Reference Asset increases from the Initial Price of 75.00 to a Final Price of 120.00.

Reference Return:	60.00%
Final Settlement Value:	$1,600.00

Because the Reference Return is positive, and such Reference Return is greater than the Minimum Upside Return, the Final Settlement Value would be $1,600.00 per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 60.00%)

= $1,600.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Reference Return at maturity when the Reference Return is positive and greater than the Minimum Upside Return.

Example 3: The price of the Reference Asset decreases from the Initial Price of 75.00 to a Final Price of 71.25.

Reference Return:	-5.00%
Final Settlement Value:	$1,170.00

Because the Reference Return is less than zero but greater than the Barrier Price of -20%, the Final Settlement Value would be $1,170.00 per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Minimum Upside Return)

= $1,000 + ($1,000 × 17.00%)

= $1,170.00

Example 4: The price of the Reference Asset decreases from the Initial Price of 75.00 to a Final Price of 30.00.

Reference Return:	-60.00%
Final Settlement Value:	$400.00

Because the Reference Return is less than the Barrier Price of -20%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 4 shows that you are fully exposed on a 1-to-1 basis to declines in the price of the Reference Asset if the Reference Return is beyond the Barrier Price of -20%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

FWP-12

INFORMATION RELATING TO THE REFERENCE ASSET

The iShares® U.S. Real Estate ETF (“IYR”)

Description of the IYR

The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index and is designed to provide a broad measure of the performance of the real estate sector of the U.S. securities market.

For more information about the IYR, see “The iShares® U.S. Real Estate ETF” on page S-28 of the accompanying ETF Underlying Supplement.

Historical Performance of the IYR

The following graph sets forth the historical performance of the IYR based on the daily historical closing prices from January 2, 2008 through October 21, 2015. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the IYR should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the IYR on the Final Valuation Date.

FWP-13

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the notes, but is under no obligation to make a market in the notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the IYR (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the

FWP-14

amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note linked to the IYR will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange or maturity of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to securities issued before January 1, 2016. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the securities will only apply to payments made after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-15

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Digital Dual Directional Barrier
Notes linked to the
iShares® U.S. Real Estate ETF

October 22, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Reference Asset	FWP-13
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-14

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ TrustSM, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	54
Legal Opinions	57
Experts	58